UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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INFINITY PROPERTY AND CASUALTY CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFINITY PROPERTY AND CASUALTY CORPORATION

3700 Colonnade Parkway

Birmingham, Alabama 35243

Notice of Annual Meeting of Shareholders

and Proxy Statement

To be Held on May 23, 2006

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on May 23, 2006, in Birmingham, Alabama. At the meeting, you will hear a report on our operations and have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and provides information about the nominees for our Board.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you either to use the electronic voting system, if available to you or through your broker, or to promptly complete and return your proxy form.

Samuel J. Simon
Secretary

Birmingham, Alabama

April 20, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF INFINITY PROPERTY AND CASUALTY CORPORATION

Date:	Tuesday, May 23, 2006

Time:	10:00 a.m., Central Time

Place:	Infinity Property and Casualty Corporation 3700 Colonnade Parkway Birmingham, Alabama 35243

Purpose:	• Elect four Class I directors

• Approve 2006 Annual Executive Bonus Plan

• Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm;

• Conduct any other business that may properly be raised

Record Date:	April 3, 2006

Mailing Date:	Approximately April 20, 2006

General Information

Who may vote

Shareholders as recorded in our stock register on April 3, 2006, may vote at the meeting. As of that date, we had 20,671,149 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the meeting.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Written Proxy. All shareholders can vote by completing and returning the attached proxy card.

Telephone and Internet Proxy. Some shareholders can also vote by touchtone telephone and the Internet. The use of electronic voting via the telephone or the Internet is dependent upon how a shareholder holds shares and, if held through a broker, each shareholder’s particular broker. Please follow the instructions provided on the proxy card if electronic voting is made available to you and if you wish to vote electronically.

How proxies work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting on any and all matters.

If you sign and return the enclosed proxy card but do not specify how to vote, your shares will be voted in favor of our director candidates and in favor of the approval of the 2006 Annual Executive Bonus Plan and the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date (or by recording a later telephone or Internet proxy), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at our principal executive offices as listed on the front page of the proxy statement.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Abstentions and broker non-votes are considered present for purposes of determining whether a quorum is present but are not considered “votes cast.” Broker non-votes occur when a broker returns a proxy card but does not have authority from the beneficial holder to vote on a particular proposal.

Vote Tabulation

Votes will be tabulated and the results certified by or under the direction of an Inspector of Elections, who may be an employee of ours.

The four director candidates who receive the greatest number of “for” votes will be elected to serve as Class I directors on the Board. Broker non-votes and abstentions will not affect the results of the election.

Each of the proposals to approve the 2006 Annual Executive Bonus Plan and the ratification of Ernst & Young LLP as our independent registered public accounting firm must have more votes cast “for” than “against” to be approved. Neither broker non-votes nor abstentions will be counted as votes cast.

Proxy Solicitation

Our Board is soliciting your proxy for use at the Annual Meeting and at any adjournment of the Annual Meeting. We will bear the costs of the proxy solicitation, including the reimbursement of banks and brokers for reasonable expenses of sending out our proxy materials to the beneficial owners of our common stock. We have engaged D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $7,500 plus out-of-pocket expenses. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person, by telephone, by facsimile and by e-mail.

Other Matters

Any other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of the votes cast.

Cumulative Voting

In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder so desires. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to our Corporate Secretary at the address as listed on the first page of this proxy statement not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.

Item 1:	Election of Directors

Our Articles of Incorporation provide that the Board of Directors consists of eight directors divided into Class I and Class II. Each class is elected for a two-year term with one class being elected each year. The term of the Class I directors expires at the 2006 Annual Meeting of Shareholders and the term of Class II directors expires at the 2007 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election as Class I directors James R. Gober, Gregory G. Joseph, Harold E. Layman and Samuel J. Weinhoff.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the expiration of each elected director’s two-year term.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Nominee	Business Experience

JAMES R. GOBER Age 54	Chief Executive Officer, President and Director since 2002; Elected Chairman of the Board in December 2003; Served in various executive roles within each of Infinity’s insurance company subsidiaries since 1991.

GREGORY G. JOSEPH Age 43	Elected Director in February 2003; Executive Vice President of Joseph Automotive Group since 1990; Currently serves on the Advisory Board to Xavier University, Cincinnati, Ohio.

HAROLD E. LAYMAN Age 59	Elected Director in August 2003; President and Chief Executive Officer of Blount International, Inc. until 2002; Currently serves on the Board of Directors of Blount International, Inc., GrafTech International, Ltd. and Grant Prideco, Inc.

SAMUEL J. WEINHOFF Age 55	Elected Director in May 2004; Insurance Industry Consultant, New York, New York; Managing Director and Head of Schroders & Co.’s U. S. Financial Institutions Group, Investment Banking from 1997 through 2000; Managing Director at Lehman Brothers from 1985 to 1997.

Directors whose terms are continuing until 2007:

Director	Business Experience

JORGE G. CASTRO Age 48	Elected Director in August 2003; Chief Executive Officer for Valenzuela Capital Partners, LLC since 2003; Chief Executive and Chief Investment Officer of CIC/HCM Asset Management from 1989 to 2003.

SAMUEL J. SIMON Age 49	General Counsel and Secretary since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various legal and executive capacities with Infinity’s former parent company, American Financial Group, Inc. (“AFG”), since 1986.

ROGER SMITH Age 45	Chief Financial Officer and Treasurer since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various executive capacities with Great American Insurance Company, a wholly-owned subsidiary of AFG, since 1987.

GREGORY C. THOMAS Age 58	Elected Director in February 2003; Currently retired after serving until 1996 as Chief Financial Officer and Executive Vice President, of Citicasters, Inc. and its predecessor public company.

Item 2:	Approval of 2006 Annual Executive Bonus Plan

The Compensation Committee of the Board of Directors established the 2006 Annual Executive Bonus Plan to further the profitability of Infinity by including performance-based compensation as a component of an executive’s annual compensation. The Plan, which replaces the annual executive bonus plan approved by our shareholders in 2004, is designed to reflect the current market for executive compensation and to promote high levels of corporate performance that will enhance long-term shareholder value. Participants in the Plan include the Chief Executive Officer, Chief Financial Officer and General Counsel.

The Plan is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No member of the Committee, while serving as such, is eligible to be granted a bonus under the Plan. The Committee has exclusive power to determine the conditions (including performance goals) to which the payment of the bonuses may be subject and to certify that performance goals are attained. Performance goals are established based on revenue, earnings and profitability goals derived from the Company’s annual business plan, such as earnings per share, combined ratio and premium growth. Goals may also include objectively measurable areas of performance such as stock price, return on equity, return on average assets, expense management and other criteria determined by the Committee in its sole discretion. The Committee assigns a weight to each performance goal or measure and establishes a threshold, target and superior level of performance with respect to each goal or measure. For example, under the bonus plan in effect for 2006, 50% has been assigned to earnings per share, 25% to combined ratio and 25% to growth in gross written premiums.

As part of the establishment of performance goals, the Compensation Committee sets a bonus target for each participant in the Plan for the ensuing plan year, which is expressed as a percentage of the participant’s base compensation. If the performance goals established for a participant are met for the plan year, the participant’s award will depend upon the level of achievement that the participant attained with respect to each goal utilizing the formula set out in the Plan. Awards may range from 0% to 200% of a participant’s bonus target.

As soon as practicable after the end of a calendar year, the Committee will certify whether or not the performance goals of the participants have been attained and shall report to the Board the amount of the bonus, if any, to be awarded to each participant. Once the bonus for 2006 is so determined, it shall be paid in cash. However, in its discretion, the Committee may establish that the Plan provide for awards in any combination of cash, restricted stock or other equity securities; provided, however, that such equity securities are issued in accordance with the terms of shareholder approved equity plans.

Each year, within 90 days after the end of the previous year, the Committee establishes new bonus targets and performance goals under the Plan. Bonus targets and performance goals for 2006 were established on February 7, 2006.

The Plan is being submitted to our shareholders for approval pursuant to the requirements of Code Section 162(m). Code Section 162(m) limits the allowable deduction for Federal income tax purposes for compensation paid to a “covered employee” of a public company to $1 million per year (“Deduction Limit”). Under Code Section 162(m), the term “covered employee” includes the chief executive officer and the four other most highly compensated executive officers of Infinity. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Code Section 162(m).

Under Code Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” In order to qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms under which the compensation will be paid must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

We intend, to the extent practicable, to structure incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, accordingly, preserve the full deductibility of all compensation paid. As a consequence, the Plan is being submitted to our shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit. If approved, the Plan will be renewed from year to year until terminated by the Committee. Compensation paid under the Plan to “covered employees” will qualify for the “performance-based compensation” exception and, therefore, will not be subject to the Deduction Limit.

If our shareholders do not approve the Plan, the Committee may still go forward with the bonus plan in order to maintain the market competitiveness of Infinity’s executive compensation program. However, some of the amounts awarded under a plan not approved by Infinity’s shareholders may be subject to the Deduction Limit. By triggering the Deduction Limit, Infinity’s corporate tax liability would be increased.

The Committee may at any time terminate the Plan. The Committee may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Any amendment or revision to the Plan that requires shareholder approval pursuant to Code Section 162(m) will be submitted to our shareholders for approval. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

If a participant’s employment with Infinity is terminated for any reason other than discharge for cause, he or she may be entitled to such bonus, if any, as the Committee, in its sole discretion, may determine, or if employment agreements with a participant provides for the payment of bonus upon termination (See discussion in “Change-in-Control Arrangements” below). In the event of a participant’s discharge for cause from the employ of Infinity, he or she shall not be entitled to any amount of bonus.

The Plan has been adopted and approved by the Committee, and if approved by the shareholders, will be effective within the scope of the exceptions of Code Section 162(m) for 2006 and will remain effective for each year thereafter unless and until determined by the Committee.

The Board recommends you vote

FOR

approval of the

2006 Annual Executive Bonus Plan

ITEM 3:	Ratification of Ernst & Young LLP as Infinity’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has recommended the selection and appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006. If the selection is not ratified by the shareholders, the Audit Committee may reconsider its selection or decide to continue the engagement of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines a change would be in the best interests of Infinity and the shareholders.

The Board recommends you vote

FOR

approval of the Ratification of Ernst & Young LLP as

Infinity’s Independent Registered Public Accounting Firm

Fees Paid to Independent Auditor

All of the fees provided below were approved by the Audit Committee. Aggregate fees billed by Ernst & Young for the fiscal years ending December 31, 2005 and December 31, 2004 were:

	2005	2004
Audit Fees	$1,220,180	$1,553,098
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

	$1,220,180	$1,553,098

Board of Directors and Committees of the Board of Directors

General

Infinity is an Ohio corporation and, therefore, governed by the corporate laws of Ohio. Because our stock is publicly traded on the Nasdaq National Market and we file reports with the Securities and Exchange Commission, we are also subject to Nasdaq rules as well as various provisions of federal securities laws.

During 2005, the full Board of Directors met on five occasions and took action by writing on one occasion, while the independent directors met separately three times. During 2005, each director attended all meetings held by the Board of Directors and all meetings held by committees of the Board on which such director served.

Our policy is to require director attendance at annual meetings of shareholders. All directors attended the 2005 Annual Meeting of Shareholders.

The committees of the Board of Directors include the Audit, Compensation, Nominating and Corporate Governance and Executive Committees, and the charters of each committee can be found on the Company’s website at www.ipacc.com.

The Board of Directors has adopted a process to facilitate written communications by shareholders to the Board of Directors. Shareholders wishing to write to the Board of Directors or a specified director or committee of the Board should send correspondence to the Corporate Secretary at the address on the first page of this proxy statement. All communications received from shareholders are screened by the Corporate Secretary and, other than trivial or obscene items, are forwarded to the full Board of Directors, or to a specific Board member or committee if designated by the shareholder. Trivial items will be delivered to the Board at the next scheduled Board meeting. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Infinity on your behalf. It reviews Infinity’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends and major capital and financing initiatives.

Non-employee directors of Infinity receive $55,000 per year for serving as directors and as members of committees of the Board. Pursuant to the Non-Employee Directors’ Stock Ownership Plan approved at the 2005 Annual Meeting, $25,000 of the annual retainer is paid in the form of restricted stock. The Lead Director and Audit Committee Chairman receive an additional $15,000 annual retainer, and chairmen of all other committees receive an additional $5,000 annual retainer. Non-employee directors also receive $1,500 for each director or committee meeting attended. Directors who are employees of Infinity are not separately compensated for serving as directors.

Under the Non-Employee Directors’ Stock Ownership Plan, it is also required that non-employee directors beneficially own, not later than three years after receiving his or her first annual restricted stock award, $90,000 of common stock or three times the then-current cash portion of the annual Board retainer, whichever is less.

The Board adopted an Audit Committee Charter and a Code of Ethics, both of which are available on our website at www.ipacc.com. A copy of the Code of Ethics will also be sent without charge upon request to our Corporate Secretary. Any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.

The independent directors re-appointed Gregory G. Joseph as the lead independent director on May 10, 2005 to preside at meetings of non-management directors. The independent members met three times in 2005 without the presence of management directors. The independent members of the Board intend to meet at least two times in 2006.

During 2005, the Board conducted self-evaluations, and the Nominating and Corporate Governance Committee is requiring for 2006 individual director evaluations where each director meets with the Lead Director and the Chairman of the Board to discuss his performance.

The directors have organized themselves into the committees described below. With the exception of the Executive Committee, each of these committees is composed exclusively of non-employee directors that meet the relevant independence requirements established by the Nasdaq National Market, the Sarbanes-Oxley Act and Securities and Exchange Commission Rule 10A-3 that apply to their particular assignments.

Audit Committee

General

The Audit Committee is composed of Gregory C. Thomas (Chairman), Jorge G. Castro and Samuel J. Weinhoff and met four times last year. The Audit Committee Chairman met an additional five times with management and/or Ernst & Young for the sole purpose of receiving updates on work being completed pursuant to Section 404 of the Sarbanes-Oxley Act. Each of the Audit Committee members meets the financial literacy requirements under Nasdaq National Market rules. Gregory C. Thomas, a licensed (non-practicing) certified public accountant and former Chief Financial Officer of a public company, has been designated as the Audit Committee financial expert. All members of the Audit Committee are independent as that term is used in the rules of the Nasdaq National Market and Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

The Audit Committee operates under the Audit Committee Charter. The Audit Committee reviews and assesses the adequacy of the Audit Committee Charter annually which is available on the Company’s website at www.ipacc.com.

The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our outside auditors. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our outside auditor. The Audit Committee also evaluates information received from the outside auditor and management to determine whether the outside auditor is independent of management. The outside accounting firm reports directly to the Audit Committee. Ernst & Young was the outside, independent auditor retained by the Audit Committee for the 2005 fiscal year. Representatives from Ernst & Young will attend the 2006 Annual Meeting of Shareholders and will have an opportunity to make a statement and be available to respond to appropriate questions.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Infinity concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

Approval of Audit and Non-Audit Services

The Audit Committee, or its Chairman, pre-approves all audit and non-audit services (including the fees and terms of the services) performed by our independent accountants prior to the time that those services are commenced. The Chairman reports to the full Audit Committee at each of its meetings, and the Audit Committee considers and ratifies, where appropriate, those items that the Chairman properly authorized between meetings. For these purposes, the Audit Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service. No non-audit services were performed by our independent auditors during 2004 or 2005.

The Audit Committee has submitted the following report to shareholders:

Report of the Audit Committee

On April 26, 2005, the Audit Committee retained Ernst & Young as Infinity’s independent public accountants for fiscal year 2005. On July 26, 2005, the Audit Committee met with representatives of Ernst & Young and Infinity management and reviewed with them the proposed 2005 Audit Plan, areas warranting particular concentration on the audit, the effects of new accounting pronouncements and requirements under the Sarbanes-Oxley Act of 2002.

At its meeting on March 7, 2006, the Audit Committee reviewed and discussed with Ernst & Young (with and without management present) and Infinity’s accounting and internal audit officers the results of the 2005 audit, including the audited financial statements and management’s assessment of the effectiveness of the company’s internal controls. The Audit Committee had been kept apprised of the progress of management’s assessment and provided oversight and advice to management during the process. At the conclusion of the process, management presented to the Audit Committee its favorable report on the effectiveness of the company’s internal controls over financial reporting. The Audit Committee then discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380). The Ernst & Young representatives reviewed the written disclosures required by the Independence Standards Board Standard No. 1 regarding independence of public accountants with the Audit Committee and presented their Report on Auditor Independence regarding that matter to the Audit Committee.

During the course of the March 7, 2006 meeting, the Audit Committee also reviewed a draft of the Form 10-K which had been provided to the Audit Committee in advance of the meeting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that Infinity’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. As part of its deliberations, the Committee determined that Ernst & Young was independent of Infinity.

Respectfully submitted,

Audit Committee

Gregory C. Thomas (Chairman) Jorge G. Castro Samuel J. Weinhoff

Compensation Committee

General

The Compensation Committee is responsible for establishing compensation for Infinity’s executive officers and administering Infinity’s equity-based compensation plans.

The Compensation Committee met three times during 2005 and has submitted the following report to our shareholders:

Report of the Compensation Committee

Infinity’s Compensation Committee is composed of Harold E. Layman (Chairman), Gregory G. Joseph and Gregory C. Thomas. The Compensation Committee is responsible for establishing compensation for executive officers, establishing salary levels and bonus plans, granting bonus awards, administering equity-based benefit plans and otherwise dealing in all matters concerning compensation of the executive officers and approving equity compensation plans for all employees.

The philosophy of the Compensation Committee is to establish executive compensation, whether through salary or bonus plans, that will ultimately contribute toward enhancing shareholder value. With this philosophy in mind, the Compensation Committee designs compensation plans and incentives to link the financial interests of Infinity’s executive officers to the interests of its shareholders and to reward the executives for success in the performance of their respective duties.

In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities, their level of experience and their past performance in executing Infinity’s short and long-term objectives. The Compensation Committee also considers peer group and industry-wide compensation trends. This process entails not only an assessment of how an executive’s compensation ranks among others holding similar positions within a peer group, but also takes into account how Infinity compares with peers on performance factors, including return on average equity, changes in book value, earnings per share, revenue growth and combined ratio. The primary goal, however, is to link executive compensation to overall financial performance as measured by objective standards, and to fairly assess each executive’s performance with respect to his or her particular duties and objectives. At the same time, the Committee is mindful of the importance of compensating its executive officers in a manner and at a level that will retain them in the employ of the company and incent them to perform at their highest level. As a general policy, the Compensation Committee does not favor non-cash benefits or perquisites to executive officers that are not available to Infinity employees generally, but instead prefers cash or equity-based awards based on the achievement of goals established under annual bonus and long-term incentive plans.

Salary

The executive officers received a salary that is based on the criteria discussed above. In view of the company’s strong performance since it became a public company, the Compensation Committee, in 2005, deemed it in the best interests of the company to retain the services of Messrs. James R. Gober, Roger Smith and Samuel J. Simon through extensions, on substantially similar terms, of each of their current employment contracts through December 31, 2007. Except for a 9% increase in Mr. Smith’s base salary, base salary levels were maintained for each of the executives, which reflected the Committee’s philosophy that an increased percentage of executives’ total compensation be performance-based. Additionally, in March 2006, the Compensation Committee extended Mr. Gober’s employment contract through December 31, 2008 with no change in compensation or other benefits. These extensions serve the purpose of better ensuring the continuity of management, which the Compensation Committee views as crucial to the successful execution of a business plan calling for meaningful top line growth, improved margins and continued profitability. The extensions are also an important component of the Board’s ongoing formulation of an executive succession plan.

Annual Incentive Bonuses

Infinity’s Annual Bonus Plan provides for the payment of bonuses based on Infinity’s performance in relation to predetermined company objectives. For 2005, the Annual Bonus Plan was based on purely objective performance goals – ones that measured and accorded appropriate weight to earnings per share, combined ratio and gross written premium growth. Based on the company’s performance in 2005, each executive officer was entitled to 131.6% of his individual bonus plan target.

Long-Term Compensation

The Compensation Committee is committed to long-term incentive programs for executives that promote long-term growth. Accordingly, the Compensation Committee believes that the executive officers should be rewarded proportionately with the degree to which Infinity’s performance objectives are met over a longer period. As part of this philosophy, in February 2005 the Compensation Committee adopted a long-term incentive compensation plan that features the awarding of cash-based performance units. The actual cash value of each performance unit will be determined by Infinity’s performance as measured by combined ratio and gross written premium growth. After the end of the three-year life of the plan, the performance units shall convert to cash. Presently, the 2005 long-term incentive compensation plan serves as the primary method for rewarding long-term performance, as no stock options or restricted stock were granted to executives in 2005. However, several executives who served in business units or insurance subsidiaries of Infinity’s former parent company, American Financial Group, Inc., are entitled to receive pay-outs under long-term incentive compensation plans that were established prior to Infinity’s initial public offering. The Compensation Committee played no role in establishing these plans or overseeing their administration. Much like the 2005 long-term incentive compensation plan, these predecessor plans rewarded profitable results for individual business units based on targeted objectives for the unit. The last of these plans measured profitability through December 31, 2004. The final payouts under these plans will be in 2007.

Compensation of the Chief Executive Officer

Infinity’s Chief Executive Officer, James R. Gober, has a three-year employment agreement expiring at the end of 2008 that pays him an annual salary of $550,000 and an annual bonus “base” of similar amount. Mr. Gober’s compensation and annual bonus base have not been increased since his appointment as Chief Executive Officer and President in 2002. This agreement also has provisions related to severance arrangements which are explained in greater detail below in the section “Change-in-Control Arrangements.” In determining Mr. Gober’s annual salary and bonus base as provided in his employment agreement, the Compensation Committee considered the criteria and philosophy discussed above. In addition, Mr. Gober is eligible to participate in the employee stock purchase plan, qualified and non-qualified retirement plans, non-qualified deferred compensation plans and long-term incentive compensation plans. The Summary Compensation Table set forth below includes additional information regarding other compensation and benefits paid to Mr. Gober in 2005.

Internal Revenue Code Section 162(m)

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to the company’s executives will be deductible for federal income tax purposes. With the exception of a portion of compensation related to the vesting of restricted stock awarded in 2003 in connection with the initial public offering to Mr. Gober, executive compensation for 2005 satisfied the requirements for deductibility under Section 162(m). However, the Compensation Committee retains the ability to evaluate the performance of the company’s executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

Respectfully submitted,

Compensation Committee

Harold E. Layman (Chairman) Gregory G. Joseph Gregory C. Thomas

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2005 and consists of Gregory G. Joseph (Chairman), Harold E. Layman and Jorge G. Castro. Each member of the Nominating and Corporate Governance Committee is independent as provided in Nasdaq National Market rules.

The Board of Directors has established a Nominating and Corporate Governance Committee Charter for the Nominating and Corporate Governance Committee, which is available on our website at www.ipacc.com and reviewed annually by the Nominating and Corporate Governance Committee.

Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the function and needs of the Board, and the review and development of corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to be Board members consistent with criteria established by the Board;

•	conduct and present to the Board an annual performance evaluation of the entire Board;

•	recommend nominees to the Board for the next annual meeting of shareholders;

•	review the structure of the Board and its committees;

•	consider issues involving related party transactions with directors; and

•	review and recommend all matters pertaining to fees and retainers paid to directors.

Directors, members of management, shareholders, or industry or professional organizations may suggest nominees. The Nominating and Corporate Governance Committee is also able to use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

In identifying and considering candidates for nomination to our Board, whether recommended by officers, directors or shareholders, the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee Charter, quality of experience, the needs of Infinity and the range of talent and experience represented on the Board. The Nominating and Corporate Governance Committee also evaluates the ability of a nominee director to devote the time and attention necessary to fulfill his or her responsibilities. Shareholders desiring to submit recommendations for nominations by the Nominating and Corporate Governance Committee should direct them to the Corporate Secretary at the address shown on the cover page of this proxy statement.

The Nominating and Corporate Governance Committee did not receive a nominee recommendation from a shareholder who had beneficially owned more than five percent of our voting common stock for at least one year as of the date of the recommendation.

After considering the foregoing, the Nominating and Corporate Governance Committee met on March 7, 2006, and nominated the current Class I directors for re-election.

Executive Committee

Our Executive Committee met three times in 2005 and is composed of James R. Gober (Chairman), Gregory G. Joseph and Samuel J. Weinhoff. This committee has the authority to exercise the power and authority of the Board of Directors between meetings of the Board of Directors, subject to any limitation or limitations imposed by law, the Articles of Incorporation, the Code of Regulations or any resolution of our Board.

Security Ownership of Certain Beneficial Owners

The following are the only shareholders we know to beneficially own 5% or more of our outstanding common stock as of December 31, 2005. As permitted under the rules of the Securities and Exchange Commission, information regarding the following shareholders has been obtained from reports filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.[1] 100 E. Pratt Street Baltimore, Maryland 21202	2,379,500	11.5%
Dimensional Fund Advisors Inc.[2] 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,406,327	6.8%

[1]	According to the information contained in the Schedule 13G amendment filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the Securities and Exchange Commission on February 14, 2006, these securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to Price Associates, it has sole voting power as to 291,900 of these shares and sole dispositive power as to all of these shares.

[2]	According to the information contained on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all of these shares.

Security Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of common stock by each director and each executive officer and our directors and executives as a group, all as of April 1, 2006. Additional information regarding the directors can be found under Item 1: Election of Directors.

Name	Position	Common Stock Subject to Options Exercisable within 60 Days	Other Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
					Amount	Percentage
James R. Gober	Chairman of the Board, Chief Executive Officer and President	70,900	72,172		143,072		*
Samuel J. Simon	Executive Vice President, General Counsel, Secretary and Director	29,924	14,650		44,574		*
Roger Smith	Executive Vice President, Chief Financial Officer, Treasurer and Director	8,000	0		8,000		*
Glen N. Godwin	Regional President	4,800	0		4,800		*
John R. Miner	Regional President	24,240	7,486		31,726		*
Joseph A. Pietrangelo	Regional President	0	6,927		6,927		*
Scott C. Pitrone	Regional President	9,200	280		9,480		*
Jorge G. Castro	Director	5,000	781		5,781		*
Gregory G. Joseph	Director	5,000	3,981		8,981		*
Harold E. Layman	Director	5,000	2,281		7,281		*
Gregory C. Thomas	Director	2,500	3,281		5,781		*
Samuel J. Weinhoff	Director	2,500	3,281	(1)	5,781		*

All executive officers, directors and nominees as a group					282,184	1.37%

(1)	500 shares are held in trust for his son.

*	Less than 1%

Glen N. Godwin, age 48, was appointed as West Regional President in 2005. Mr. Godwin has served in various executive capacities with Infinity since 1987.

John R. Miner, age 45, was elected Central Regional President in 2005. Previously, Mr. Miner served as Executive Vice President for Infinity and in various capacities with Great American Insurance Company, including President of Great American Insurance Company’s personal lines division.

Joseph A. Pietrangelo, age 41, was elected East Regional President in 2005. Mr. Pietrangelo served as Senior Vice President for Infinity and in an executive capacity in our claims division since 1999.

Scott C. Pitrone, age 43, was appointed as South Regional President in 2005. Mr. Pitrone has served in various executive capacities with Infinity since 1993.

Equity Compensation Plan Information

The following table includes information on all of our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Awarded as Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan approved by security holders:
2002 Stock Option Plan	555,584	$22.31	—	1,384,720
2002 Restricted Stock Plan	—	—	134,375	365,625
Employee Stock Purchase Plan	—	—	—	987,949
Equity Compensation Plans not approved by security holders:
None	—	—	—	—

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission by a specified date. Regulations promulgated by the Securities and Exchange Commission require us to disclose in this proxy statement any reporting violations with respect to the 2005 fiscal year. Based upon a review of the applicable filings made with the Securities and Exchange Commission to report ownership greater than 10% by officers or directors, no reporting person made a late filing under Section 16(a).

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer and by the next four highest paid executive officers for the fiscal years ended December 31, 2005, 2004 and 2003.

	Year		Annual Compensation									Long-Term Compensation			All Other Compensation(5)
Name and Position			Salary			Bonus(1)			Other Annual Compensation(2)			Restricted Stock Awards(3)	Securities Underlying Options(#)	LTIP Payouts(4)
James R. Gober Chief Executive Officer and President	2005			$555,754	(6)		$637,500	(6)		$8,521		0	0	$359,563		$83,065
	2004			$550,000	(7)		$803,125			$312,351		0	25,000	$79,000		$45,925
	2003			$550,000			$389,375			$1,861		$1,000,000	101,500	$79,000		$15,112
John R. Miner Regional President	2005 2004 2003		$ $ $	410,000 410,000 407,626		$ $ $	454,135 560,601 245,552	(6) (7) (8)	$ $ $	14,678 85,409 103,320		$0 0 400,000	0 20,000 40,600	$0 45,650 0	$ $ $	50,780 30,624 14,164
Samuel J. Simon Executive Vice President, General Counsel and Secretary	2005 2004 2003	(9)	$ $ $	404,185 400,000 368,664	(6) (7) (8)	$ $ $	199,065 187,692 257,692		$ $ $	1,504 30,856 37,851		$0 0 350,000	0 20,000 36,540	0 0 0	$ $ $	22,737 15,308 6,800
Roger Smith Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	(10)	$ $ $	299,292 275,000 210,000	(6) (7) (8)	$ $ $	197,112 185,288 95,838	(6)	$ $ $	7,293 43,153 76,872		$0 0 250,000	0 20,000 20,300	0 0 0	$ $ $	10,212 10,212 1,003
Joseph A. Pietrangelo Regional President	2005 2004 2003		$ $ $	229,692 220,000 212,308		$ $ $	195,712 218,788 72,484	(6) (7) (8)	$ $ $	1,447 941 6,060	(11)	$0 0 150,000	0 15,000 16,240	0 0 0	$ $ $	12,093 9,352 2,819

[1]	A portion of the bonus amounts in 2004 for Messrs. Gober ($203,125), Miner ($132,716) and Pietrangelo ($70,557) represent the second payment for bonus amounts earned from the 2002 Infinity bonus plan (instituted prior to Infinity becoming a public company).

[2]	Consists of automobile allowance, insurance premiums, relocation expenses, other taxable expenses and above-market interest earned on deferred compensation. Other annual compensation in 2004 also included the following amounts resulting from the exercise of non-qualified options to purchase American Financial Group Inc., Infinity’s former parent corporation (“AFG”) common stock: $307,047 for Mr. Gober; $72,693 for Mr. Miner; $29,416 for Mr. Simon and $36,374 for Mr. Smith

[3]	Value of the restricted stock as of the date of grant. Infinity pays dividends on unvested restricted stock. The value of unvested restricted stock at December 31, 2005 was $775,196 for Mr. Gober, $271,298 for Mr. Simon, $193,827 for Mr. Smith, $310,108 for Mr. Miner and $116,281 for Mr. Pietrangelo.

[4]	Several executives participate in long-term incentive compensation plans (“LTIP”) established prior to Infinity becoming a public company.

[5]	Consists of retirement plan contributions.

[6]	Includes earned deferred compensation of $56,075 for Mr. Gober, $111,563 for Mr. Miner, $30,004 for Mr. Simon, $15,027 for Mr. Smith and $53,550 for Mr. Pietrangelo.

[7]	Includes earned deferred compensation of $27,500 for Mr. Gober, $110,543 for Mr. Miner, $30,000 for Mr. Simon, $13,750 for Mr. Smith and $10,250 for Mr. Pietrangelo.

[8]	Includes earned deferred compensation of $47,533 for Mr. Miner, $30,000 for Mr. Simon, $10,500 for Mr. Smith and $20,000 for Mr. Pietrangelo.

[9]	Annual compensation includes $318,752 paid by AFG in 2003 to Mr. Simon for bonus, salary, relocation expenses and other taxable expenses for 2003.

[10]	Annual compensation includes $50,072 paid to Mr. Smith for bonuses and $41,728 which was the result of the exercise of non-qualified options to purchase AFG common stock.

[11]	Includes $4,687 which was the result of the exercise of non-qualified options to purchase AFG common stock.

Fiscal 2005 Option Exercises and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End* Exercisable/Unexercisable
James R. Gober	0	—	45,600/80,900	$879,276/$1,364,289
Samuel J. Simon	0	—	18,616/37,924	$324,525/$523,088
Roger Smith	0	—	12,120/28,180	$186,745/$316,418
John R. Miner	0	—	20,240/40,360	$358,970/$574,756
Joseph A. Pietrangelo	6,496	$114,763	3,000/21,744	$10,890/$250,230

*	Calculation based on closing price of $37.21 on December 30, 2005.

Long-Term Incentive Plans – Fiscal 2005 Awards

Name	Number of Shares, Units or other Rights	Performance or other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans*
			Threshold	Target	Maximum
James R. Gober	505,000	3 years	$0	$505,000	$1,010,000
Samuel J. Simon	349,000	3 years	$0	$349,000	$698,000
Roger Smith	349,000	3 years	$0	$349,000	$698,000
John R. Miner	349,000	3 years	$0	$349,000	$698,000
Joseph A. Pietrangelo	349,000	3 years	$0	$349,000	$698,000

*	The long-term incentive compensation plan provides awards of cash-based performance units. The actual cash value of each performance unit will be determined by Infinity’s performance as measured by combined ratio and gross written premium growth. After the end of the three-year life of the plan, the performance units shall convert to cash.

Change-in-Control Arrangements

Infinity has employment agreements with James R. Gober, Samuel J. Simon, Roger Smith, John R. Miner and Joseph A. Pietrangelo. Messrs. Simon, Smith, Miner and Pietrangelo’s agreements expire on December 31, 2007, while Mr. Gober’s agreement expires on December 31, 2008. Messrs. Miner and Pietrangelo’s agreements also give the Company the option to extend the term of each agreement for a period of one year from its expiration. The agreements provide for a base salary of at least $550,000 for Mr. Gober, $400,000 for Mr. Simon, $300,000 for Mr. Smith, $232,000 for Mr. Pietrangelo and $350,000 in 2006 and $325,000 in 2007 for Mr. Miner, and a bonus opportunity under a performance-based annual bonus plan. Pursuant to the employment agreements, the annual base bonus target must be equal to at least 50% of Messrs. Simon, Smith and Pietrangelo’s annual salary and 100% of Mr. Gober’s annual salary. Mr. Miner’s agreement provides an annual bonus target equal to $300,000 in 2006 and $250,000 in 2007.

If Messrs. Gober, Simon, Smith, Miner or Pietrangelo’s employment is terminated by us other than for cause, or is terminated by the executive for “good cause,” which includes, among other things, the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of Infinity (including by reason of Infinity becoming a subsidiary, or under the control, of a company not an affiliate of Infinity), the agreements provide that the executive will receive payment of (i) earned but unpaid salary and bonus amounts accrued through the date of termination; (ii) continued payment of his most recent salary for a period of 24 months from the date of termination for Messrs. Gober, Simon and Smith, and a lump sum payment equal to his current salary for Messrs. Miner and Pietrangelo; (iii) payment in a lump sum of two times his target annual bonus then in effect for Messrs. Gober, Simon and Smith, and a lump sum of his target annual bonus then in effect for Messrs. Miner and Pietrangelo; (iv) payment of accrued but unused vacation time and reimbursement of business expenses; (v) 100% vesting of any stock options and an allowance that such options may be exercised within three years of the termination date; (vi) 100% vesting of restricted shares; (vii) immediate conversion to cash of all performance units issued under the 2005 long-term incentive compensation plan and (viii) payment of the executive officer’s life insurance, medical and dental benefits for a period of 24 months after termination for Messrs. Gober, Simon and Smith, and 12 months for Messrs. Miner and Pietrangelo. Additionally, Mr. Gober has agreed not to compete with us or solicit our employees for a period of up to 24 months following certain events of termination.

Certain Relationships and Related Transactions

In February 2005, as permitted under the Restricted Stock Plan, Messrs. Miner and Pietrangelo surrendered 3,172 and 1,122 shares of Infinity common stock to Infinity, respectively, to satisfy their income tax obligation resulting from the vesting of restricted shares. Infinity recorded this surrender as an acquisition of treasury stock at its fair market value of $138,138.

Performance Graph

The following graph shows the percentage change in cumulative total shareholder return on our common stock since the initial public offering measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between our share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented. The graph demonstrates cumulative total returns for Infinity, the CRSP Total Return Index for NASDAQ Stock Market, and the CRSP Total Return Index for NASDAQ Insurance Stocks (SIC 6330-6339 U.S. Fire, Marine and Casualty Insurance Companies) from the date of our initial public offering, February 18, 2003, through December 31, 2005.

Cumulative Total Return*

Cumulative Total Return as of December 31, 2005

(assumes a $100 investment at the close of trading on February 17, 2003)

	2/18/03	12/31/03	12/31/04	12/31/05
IPCC	100.000	207.335	222.129	236.174
NASDAQ Index	100.000	148.131	161.203	164.623
NASDAQ Insurance Stocks	100.000	129.616	157.366	176.370

*	Assumes reinvestment of dividends.

Shareholder Proposals for Next Year

Any shareholder who intends to submit a proposal for the 2007 Annual Meeting of Shareholders for inclusion in the proxy statement for that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Corporate Secretary, at the address located below, no later than December 21, 2006.

For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the designated proxies may exercise their discretionary voting authority, without any discussion of the proposal in our proxy materials, with respect to any shareholder proposal which is received by the Corporate Secretary after March 6, 2007. If there is a change in these deadlines by more than 30 days, we will notify you of the change through our Form 10-Q filings.

Infinity makes available, free of charge on its website, all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to Infinity’s website at www.ipacc.com and click on “SEC Documents” under the “Investor Relations” heading. Copies of Infinity’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Infinity Property and Casualty Corporation

3700 Colonnade Parkway

Birmingham, AL 35243

Attention: Samuel J. Simon, Secretary

INFINITY PROPERTY AND CASUALTY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

The undersigned Shareholder(s) of INFINITY PROPERTY AND CASUALTY CORPORATION (the “Company”) hereby constitutes and appoints Samuel J. Simon and Roger Smith, and each of them, agents and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 23, 2006, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposals 2 and 3. If cumulative voting is invoked by a shareholder through proper notice to the Company, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The undersigned revokes any prior proxy at such meeting and ratifies all said agents and proxies, or any of them, may lawfully do by virtue hereof. Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

May 23, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
Proposal 1. Election of four Class I directors.			Proposal 2.	Approve 2006 Annual Executive Bonus Plan.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ James R. Gober ☐ Gregory G. Joseph	Proposal 3.	Ratify appointment of Ernst & Young LLP as Infinity’s independent registered public accounting firm.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Harold E. Layman ☐ Samuel J. Weinhoff
☐	FOR ALL EXCEPT (See instructions below)		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.